Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER EARNINGS

          RICHMOND, Va., Oct. 20, 2004 - Tredegar Corporation (NYSE:TG) reported third-quarter income from continuing operations of $15.3 million (40 cents per share) compared to $6.4 million (17 cents per share) in 2003. Earnings from manufacturing operations were $9.9 million (26 cents per share) versus $9.3 million (24 cents per share) last year. Third-quarter sales were $222.5 million compared to $193.1 million in 2003. A summary of third-quarter and year-to-date results from continuing operations is shown below:

(In millions, except per-share data)	Third Quarter Ended September 30		Nine Months Ended September 30

	2004	2003	2004	2003

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$15.3	$6.4	$22.9	$13.0
After-tax effects of:
Loss related to unusual items	—	—	—	.7
Loss associated with plant shutdowns, asset
impairments and restructurings	2.0	2.6	13.0	6.3
Loss from Therics ongoing operations	1.4	1.7	4.7	6.0
Gains from sale of assets and other items	(8.8)	(1.4)	(13.0)	(1.4)

Income from manufacturing operations*	$9.9	$9.3	$27.6	$24.6

Diluted earnings per share from continuing operations as
reported under GAAP	$.40	$.17	$.60	$.34
After-tax effects per diluted share of:
Loss related to unusual items	—	—	—	.02
Loss associated with plant shutdowns, asset
impairments and restructurings	.05	.07	.34	.16
Loss from Therics ongoing operations	.04	.04	.12	.16
Gains from sale of assets and other items	(.23)	(.04)	(.34)	(.04)

Diluted earnings per share from manufacturing operations*	$.26	$.24	$.72	$.64

          * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

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TREDEGAR EARNINGS, page 2

          Norman A. Scher, Tredegar’s president and chief executive officer, said: “Third-quarter profits in Film Products were up slightly despite substantially higher resin costs. The continued escalation of resin prices limits our ability to achieve significant profit growth. Nonetheless, we remain optimistic about our opportunities in this business and expect gradual profit improvement during 2005. Results in Aluminum Extrusions also improved over 2003, but were adversely affected by furnace-related repair costs and appreciation of the Canadian dollar. As we enter the seasonally weak winter months, market conditions are more favorable than they were a year ago and we’re hopeful that results in Aluminum will continue to improve.”

          Regarding Therics, Scher said: “We continue to closely monitor Therics’ progress against milestones and evaluate its long-term prospects. We will provide an update with the release of fourth-quarter earnings.”

MANUFACTURING OPERATIONS

Film Products

          Third-quarter net sales in Film Products were $104.6 million, up 13% from $92.2 million in 2003. Operating profit from ongoing operations was $11.0 million, up 2% from $10.8 million last year. Volume for the quarter increased 3% to 70.1 million pounds from 67.8 million pounds in 2003. In addition to higher volume, the increase in sales was due to higher raw material-driven selling prices and growth in sales of higher value-added products.

          Net sales, operating profit from ongoing operations and volume in the second quarter of 2004 were $101.5 million, $10.9 million and 71.2 million pounds, respectively. Volume on a pro forma basis (excluding the divested films business in Argentina) was 67.7 million pounds in the third quarter of 2004, 67.9 million pounds in the second quarter of 2004 and 64.7 million pounds in the third quarter of 2003.

          Results in Film Products continue to be affected by higher resin prices, which have been increasing steadily since early 2002 and have accelerated in recent months. The company estimates the increase in resin prices caused a negative operating profit impact of $1 million to $2 million in the third quarter of 2004. The company has pass-through or cost-sharing agreements with the majority of its customers. However, under certain agreements, the higher resin costs are not passed through for an average period of 90 days. In the current environment, in which resin prices have been rising for more than two years and are expected to continue rising, this lag puts constant downward pressure on profits and lowers margins.

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TREDEGAR EARNINGS, page 3

          Film Products remains optimistic about its longer term growth prospects. Sales and profits of new apertured, elastic, and specialty films are growing steadily. In particular, the success of P&G’s new feminine pad topsheet in Europe and Japan is leading to new opportunities in other regions. Tredegar is expanding production capacity for this new topsheet, which P&G will be introducing in North America. The company also is moving its R&D and technical centers from Terre Haute, Ind., and Lake Zurich, Ill., to Richmond, Va. The move co-locates R&D with sales and marketing, and is expected to shorten product development times and reduce annual operating expenses by approximately $2 million.

          Film Products continues to invest aggressively in new products, infrastructure and global growth initiatives. Capital expenditures through September 30 totaled $32.9 million and are expected to be approximately $52 million for the year.

          Year-to-date net sales were $301.9 million versus $274.0 million in 2003. Operating profit from ongoing operations was $31.9 million compared to $34.8 million in 2003. Year-to-date volume increased slightly to 210.4 million pounds from 206.6 million pounds in 2003. Volume on a pro forma basis (excluding the divested films business in Argentina) was 201.0 million pounds versus 199.1 million pounds in 2003. Prior-year results include sales of certain domestic backsheet products that were discontinued at the end of the first quarter of 2003.

Aluminum Extrusions

          Third-quarter net sales in Aluminum Extrusions were $112.1 million, up 17% from $96.0 million in 2003 while operating profit from ongoing operations increased 14% to $7.4 million from $6.5 million in 2003. The improvement in sales and profits was primarily due to higher selling prices and volume. Volume was up 2% to 63.8 million pounds from 62.5 million pounds in 2003.

          On a sequential basis, net sales and volume were up 3% while operating profit declined $900,000 or 11% compared to second-quarter results.

          Operating profit in the third quarter was adversely affected by approximately $1.5 million related primarily to furnace repairs at the Newnan, Ga., plant and appreciation of the Canadian dollar.

          Year-to-date net sales were $316.2 million, up 18% from $269.1 million in 2003. Operating profit from ongoing operations for the nine-month period increased to $19.3 million from $12.6 million in 2003. Year-to-date volume increased 6% to 183.8 million pounds, up from 174.1 million pounds in 2003.

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TREDEGAR EARNINGS, page 4

          Through September 30, capital expenditures totaled $6.4 million and are expected to be approximately $15 million for the year.

THERICS

          The third-quarter operating loss from ongoing operations at Therics was $2.2 million compared to a loss of $2.6 million in 2003. Earlier this year, Therics launched its initial line of bone void filler products. Net sales were $135,000 for the quarter and $266,000 year-to-date. The year-to-date operating loss was $7.2 million compared to $9.2 million in 2003.

OTHER ITEMS

          Third-quarter results include a net after-tax charge of $2.0 million (5 cents per share) for plant shutdowns, asset impairments and restructurings, including charges of $627,000 related to the relocation of Film Products’ R&D and technical operations to Richmond. Over the next year, the company expects to incur additional after-tax charges of $3.6 million related to the relocation. Last year’s third-quarter results included a net after-tax charge of $2.6 million (7 cents per share) related to plant shutdowns, asset impairments and restructurings.

          Third-quarter results also include net after-tax gains from the sale of assets and other items of $8.8 million (23 cents per share), including an after-tax gain of $5.4 million on an insurance settlement associated with environmental costs related to prior years and $4.0 million related to the reversal of income tax contingency accruals upon favorable conclusion of IRS and state examinations through 2000. Last year’s third-quarter results included an after-tax gain from the sale of securities and corporate real estate of $1.4 million (4 cents per share).

          Year-to-date net after-tax charges for plant shutdowns, asset impairments and restructurings were $13.0 million (34 cents per share) in 2004 compared with $6.3 million (16 cents per share) in 2003. Year-to-date net after-tax gains from the sale of assets and other items were $13.0 million (34 cents per share) in 2004 compared with $1.4 million (4 cents per share) in 2003.

          Year-to-date results for 2003 include a net loss for discontinued operations of $48.6 million ($1.26 per share) which was related primarily to the company’s venture capital activities.

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TREDEGAR EARNINGS, page 5

          Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

          Net debt (debt net of cash) was $75.8 million, or less than one times the last twelve months adjusted EBITDA.

          See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

          Tredegar management will host a conference call on October 21 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 877-692-2592. Individuals calling from outside the United States should dial 973-582-2700. A replay of the call will be available through October 28 by dialing 877-519-4471 (domestic) or 973-341-3080 (international), conference ID 5215176.

          Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of third-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

          Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2003. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products and its marketing and production scheduling. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

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TREDEGAR EARNINGS, page 6

          Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of foreign imports in a number of its markets.

          Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, all of which will depend on its preclinical, clinical, regulatory, procurement, manufacturing, and sales and marketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

          Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

          To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2004	2003	2004	2003

Sales	$222,515	$193,125	$634,487	$556,744
Other income (expense), net (c)	8,232	2,379	14,690	3,530

	230,747	195,504	649,177	560,274

Cost of goods sold (c)	185,087	157,426	526,314	456,763
Freight	5,759	4,901	16,054	13,621
Selling, R&D and general expenses	18,708	17,949	55,275	53,529
Amortization of intangibles	90	67	224	201
Interest expense	707	1,213	2,228	4,999
Asset impairments and costs associated with exit and
disposal activities (a)	2,876	3,973	19,663	9,940
Unusual items (b)	—	—	—	1,067

	213,227	185,529	619,758	540,120

Income before income taxes	17,520	9,975	29,419	20,154
Income taxes (c)	2,228	3,556	6,519	7,195

Income from continuing operations	15,292	6,419	22,900	12,959
Discontinued operations (d):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $49.2 million in 2003)	—	—	—	(49,516)
Gain on the sale of intellectual property of
Molecumetics in 2003	—	—	—	891

Net income (loss) (a) (b) (c) (d) (e)	$15,292	$6,419	$22,900	$(35,666)

Earnings (loss) per share:
Basic:
Continuing operations	$.40	$.17	$.60	$.34
Discontinued operations	—	—	—	(1.28)

Net income (loss)	$.40	$.17	$.60	$(.94)

Diluted:
Continuing operations	$.40	$.17	$.60	$.34
Discontinued operations	—	—	—	(1.26)

Net income (loss)	$.40	$.17	$.60	$(.92)

Shares used to compute earnings (loss) per share:
Basic	38,317	38,058	38,261	38,094
Diluted	38,519	38,383	38,457	38,459

Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2004	2003	2004	2003

Net Sales
Film Products	$104,570	$92,188	$301,940	$273,982
Aluminum Extrusions	112,051	96,036	316,227	269,141
Therics	135	—	266	—

Total net sales	216,756	188,224	618,433	543,123
Add back freight	5,759	4,901	16,054	13,621

Sales as shown in the Consolidated
Statements of Income	$222,515	$193,125	$634,487	$556,744

Operating Profit
Film Products:
Ongoing operations	$10,966	$10,807	$31,853	$34,839
Plant shutdowns, asset impairments and
restructurings (a)	(2,681)	(1,566)	(8,718)	(4,260)

Aluminum Extrusions:
Ongoing operations	7,376	6,542	19,340	12,608
Plant shutdowns, asset impairments and
restructurings (a)	(195)	(256)	(9,921)	(644)
Other (c)	7,316	—	7,316	—

Therics:
Ongoing operations	(2,204)	(2,618)	(7,238)	(9,221)
Restructurings (a)	—	(2,151)	(1,024)	(3,855)
Unusual items (b)	—	—	—	(1,067)

Total	20,578	10,758	31,608	28,400
Interest income	86	253	232	1,086
Interest expense	707	1,213	2,228	4,999
Gain on sale of corporate assets (c)	—	2,231	6,547	2,231
Corporate expenses, net (a)	2,437	2,054	6,740	6,564

Income before income taxes	17,520	9,975	29,419	20,154
Income taxes (c)	2,228	3,556	6,519	7,195

Income from continuing operations	15,292	6,419	22,900	12,959
Income (loss) from discontinued operations (d)	—	—	—	(48,625)

Net income (loss) (a) (b) (c) (d) (e)	$15,292	$6,419	$22,900	$(35,666)

Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	September 30, 2004	December 31, 2003

Assets

Cash & cash equivalents	$25,347	$19,943
Accounts & notes receivable	117,785	84,110
Income taxes recoverable	—	61,508
Inventories	55,964	49,572
Deferred income taxes	12,128	10,998
Prepaid expenses & other	5,087	5,015

Total current assets	216,311	231,146

Property, plant & equipment, net	300,902	297,476
Other assets	89,691	83,855
Goodwill & other intangibles	141,868	140,548

Total assets	$748,772	$753,025

Liabilities and Shareholders’ Equity

Accounts payable	$57,563	$46,706
Accrued expenses	44,349	42,456
Income taxes payable	454	—
Current portion of long-term debt	12,500	8,750

Total current liabilities	114,866	97,912

Long-term debt	88,680	130,879
Deferred income taxes	66,545	66,276
Other noncurrent liabilities	10,856	10,559
Shareholders’ equity	467,825	447,399

Total liabilities and shareholders’ equity	$748,772	$753,025

Tredegar Corporation Condensed Consolidated Statement of Cash Flows (In Thousands) (Unaudited)

	Nine Months Ended September 30

	2004	2003

Cash flows from operating activities:
Net income (loss)	$22,900	$(35,666)
Adjustments for noncash items:
Depreciation	24,919	23,818
Amortization of intangibles	224	201
Deferred income taxes	(614)	31,257
Accrued pension income and postretirement benefits	(3,065)	(3,996)
Loss on venture capital investments	—	70,256
Gain on sale of corporate assets	(6,547)	(2,231)
Loss on asset impairments and divestitures	13,831	2,968
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(34,718)	(2,674)
Inventories	(6,292)	1,202
Income taxes recoverable	61,505	(41,895)
Prepaid expenses and other	(603)	(1,423)
Accounts payable	11,181	10,323
Accrued expenses and income taxes payable	1,238	4,930
Other, net	(460)	376

Net cash provided by operating activities	83,499	57,446

Cash flows from investing activities:
Capital expenditures	(39,983)	(44,190)
Acquisitions	(1,420)	—
Novalux investment in 2004 and venture capital
investments in 2003	(5,000)	(2,807)
Proceeds from sale of venture capital investments	—	21,504
Proceeds from the sale of corporate assets and property disposals	8,230	2,385
Other, net	7	1,600

Net cash used in investing activities	(38,166)	(21,508)

Cash flows from financing activities:
Dividends paid	(3,068)	(4,573)
Debt principal payments	(67,724)	(42,205)
Borrowings	29,275	—
Repurchase of Tredegar common stock	—	(5,170)
Proceeds from exercise of stock options	1,588	932

Net cash used in financing activities	(39,929)	(51,016)

(Decrease) increase in cash and cash equivalents	5,404	(15,078)
Cash and cash equivalents at beginning of period	19,943	109,928

Cash and cash equivalents at end of period	$25,347	$94,850

Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended September 30, 2004

	Film Products	Aluminum Extrusions	Therics	Total

Operating profit (loss) from ongoing operations	$42.7	$21.8	$(9.7)	$54.8
Allocation of corporate overhead	(5.7)	(3.0)	—	(8.7)
Add back depreciation and amortization	21.1	11.0	1.4	33.5

Adjusted EBITDA (f)	$58.1	$29.8	$(8.3)	$79.6

Selected balance sheet and other data as of September 30, 2004:
Cash invested to date in Therics	$71.2
Net debt (g)	$75.8
Shares outstanding	38.6

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the third quarter of 2004 include:

•	Pretax charges of $828,000 related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	A pretax charge of $709,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax charges of $617,000 related to severance and other costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $357,000 related to the sale of the films business in Argentina;

•	A pretax charge of $195,000 related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario; and

•	A pretax charge of $170,000 for additional costs incurred related to a plant shutdown in Film Products.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2004 include:

•	A pretax charge of $9.8 million related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other costs of $2.7 million;

•	A pretax charge of $3 million related to the sale of the films business in Argentina;

•	Pretax charges of $2.5 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	Pretax charges of $1.5 million related to severance and other costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	A pretax charge of $709,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	Pretax charges of $470,000 for additional costs incurred related to plant shutdowns in Film Products; and

•	A pretax charge of $145,000 related to severance costs in Therics.

Plant shutdowns, asset impairments and restructurings in the third quarter of 2003 include:

•	Pretax charges for severance costs in connection with restructurings in Film Products ($321,000) and Aluminum Extrusions ($256,000);

•	A pretax charge of $945,000 for asset impairments in Film Products;

•	A pretax charge of $2.2 million related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey; and

•	Pretax charges of $300,000 for additional costs incurred related to plant shutdowns in Film Products.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2003 include:

•	Pretax charges for severance costs in connection with restructurings in Film Products ($1.9 million), Aluminum Extrusions ($256,000), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the operating profit by segment table);

•	Pretax charges of $1.9 million for asset impairments in Film Products;

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions;

•	Pretax charges of $2.7 million related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey; and

•	Pretax charges of $437,000 for additional costs incurred related to plant shutdowns in Film Products.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

(c)	Gain on the sale of corporate assets in 2004 include gains of $6.1 million related to the sale of public equity securities and $413,000 on the sale of corporate real estate. There were no public equity securities held at September 30, 2004. Gains on the sale of corporate assets in 2003 include pretax gains of $942,000 on the sale of public securities and $1.3 million on the sale of corporate real estate. These gains are included in “Other income (expense), net” in the condensed consolidated statements of income.

Income taxes in 2004 include a third-quarter tax benefit of $4 million related to the reversal of income tax contingency accruals upon favorable conclusion of IRS and state examinations through 2000.

The other pretax gain of $7.3 million included in the Aluminum Extrusions section of the operating profit by segment table is comprised of the present value of an insurance settlement of $8.4 million (future value of $8.5 million) associated with environmental costs related to prior years, partially offset by accruals for expected future environmental costs of $1 million. The company received $5.2 million of the $8.5 million insurance settlement in September of 2004 and recognized receivables at present value for future amounts due ($1.5 million due in February of 2005 and $1.8 million due in February 2006). The gain from the insurance settlement is included in “Other income (expense), net” in the condensed consolidated statements of income, while the accruals for expected future environmental costs are included in “Cost of goods sold.”

(d)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations. Discontinued operations for 2003 also include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics have been reported as discontinued operations.

(e)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $19.5 million for the third quarter of 2004 and income of $10.1 million for the third quarter of 2003. Comprehensive income (loss) was income of $22.5 million for the first nine months of 2004 and a loss of $21.4 million for the first nine months of 2003. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(f)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings and gains from the sale of assets and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$101.2
Less: cash and cash equivalents	(25.4)

Net debt	$75.8